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Exhibit 99.1

FOR IMMEDIATE RELEASE
For More Information, Contact:
Cheryl Slomann	Roger Pondel/Rob Whetstone
QAD Investor Relations	PondelWilkinson MS&L
805 566 5139	323 866 6060
investor@qad.com	investor@pondel.com

QAD Posts Profitable Fiscal Third Quarter

        Carpinteria, Calif.—November 26, 2002—QAD Inc. (NASDAQ:QADI) today reported net income of $331,000, or $0.01 per diluted share, for the fiscal third quarter ended October 31, 2002, compared with a loss of $2.3 million, or $0.07 per diluted share, in the same period last year. Pro forma net income for the current fiscal third quarter was $3.9 million, or $0.11 per diluted share, compared with pro forma net loss of $1.7 million, or $0.05 per diluted share, for the same period last year.

        Pro forma results are adjusted to exclude the amortization of intangibles from acquisitions, a goodwill impairment loss and restructuring charges. On a year-to-date basis, pro forma amounts also exclude the cumulative effect of an accounting change related to goodwill. The adjustments are detailed in the attached supplemental information to the Condensed Consolidated Statements of Operations.

        QAD generated revenue of $48.5 million for the fiscal third quarter, up from $45.3 million in the preceding quarter, and compared with $50.0 million in the prior-year period. License revenue was $14.0 million, increasing from $11.2 million in the preceding quarter and compared with $14.4 million in the third quarter a year ago.

        "QAD's solid gains this quarter underscore our strategy of giving customers what they require: high-value solutions that can be implemented quickly with one of the lowest total costs of ownership available today," said Karl Lopker, chief executive officer of QAD. "We are especially pleased by the new customer wins that helped us add to our significant installed base."

        "Operating expenses were favorably impacted by the aggressive implementation of a cost reduction program, which commenced in August 2002," Lopker said. "We remain focused on achieving consistent profitability and are pleased with the progress attained this quarter."

        For the nine-month period ended October 31, 2002, the company reported a net loss of $9.3 million, or $0.27 per diluted share, versus a net loss of $6.3 million, or $0.19 per diluted share for the comparable period last year. For the current nine-month period, pro forma net loss was $4.1 million, or $0.12 per diluted share, compared with a pro forma net loss of $3.7 million, or $0.11 per diluted share, in the prior-year period. Revenues for the nine-month period in fiscal 2003 totaled $138.1 million compared with $152.0 million in the corresponding prior-year period.

        QAD's balance sheet at October 31, 2002 remained strong, with $48.1 million in cash and equivalents. Fiscal third quarter cash flow used in operations was $2.5 million. Excluding the cash impact of the restructuring charge, cash flow used in operations was approximately $600,000.

        Subsequent to the close of the quarter, QAD completed the acquisition of TRW ISCS service and support operations covering 10 European countries and North America. The transaction significantly expands QAD's infrastructure in the Europe, Middle East and Africa region, which represented nearly 40 percent of the company's total fiscal 2002 revenues.

Recent Highlights

  •
  During the third quarter, QAD received 9 orders representing more than $500,000 each in combined license, support and services billings, two of which were in excess of $1 million.

  •
  Customer license transactions during the quarter included sales to Alcatel, Avery Dennison, Caterpillar, Coca-Cola, David Yurman, Delphi, Federal-Mogul, Ford Motor Company, Kimberly-Clark, Lear, Metso, Mitsui & Co., Smiths Group PLC, Visteon and WHX.

  •
  QAD introduced the next-generation version of its flagship enterprise application suite, MFG/PRO eB2, with significantly enhanced functionality including a new, browser-friendly interface that makes the application easier to deploy and use. The company was encouraged by robust initial interest in the new version.

  •
  During the third quarter the company released QAD eQ 4.0, the latest version of its distributed order management product suite. Additionally, in response to market requirements for an easy-to-implement solution for customer self service, QAD also introduced the QAD eQ Customer Self Service Edition.

  •
  Industry leaders such as Avon and Black & Decker, among others, are adopting Supply Visualization, the hosted Internet application service offered through QAD MFGx.net, achieving rapid and demonstrable return on investment.

  •
  Subsequent to the end of the quarter, QAD expanded its strategic alliance with IBM to standardize QAD eQ on IBM's WebSphere open architecture platform to facilitate easier integration of e-business capabilities.

Business Outlook

        For the fourth quarter of fiscal 2003, the company expects revenues to range between $51 and $54 million. Due to the initial impact of integrating the TRW ISCS acquisition, gross margin should range from 57% to 60%, a decline from the 63% generated in the fiscal third quarter, and operating expenses should be slightly higher than the third quarter. These factors are anticipated to translate to between $0.02 to $0.07 diluted earnings per share, depending on the level and mix of revenue. The TRW ISCS impact included in this projection is a range of $0.03 to $0.04 diluted loss per share.

        For the fiscal year ending January 31, 2003, QAD anticipates revenue to range from $189 to $192 million with a diluted loss per share of $0.08 to $0.13, excluding the third quarter restructuring charge and the cumulative effect of a first quarter accounting change related to goodwill. The company expects that cash flow from operations will be positive for the year.

Investor Conference Call:

        QAD management will host an investor conference call today, November 26, 2002 at 2:00 p.m. PST (5:00 p.m. EST) to review the company's financial results and operations for the fiscal 2003 third quarter. The conference call will be webcast by CCBN and can be accessed on QAD's Web site at http://www.qad.com/company/ir/events.html. The audio webcast will be available through December 4, 2002.

About QAD

        QAD delivers value through collaborative commerce for manufacturers, empowering enterprises to integrate diverse business processes and increase profitability. By enabling global manufacturers to efficiently manage resources within and beyond the enterprise, QAD solutions can improve customer delivery performance and reduce inventory costs. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and medical products use QAD applications at approximately

5,400 licensed sites in more than 80 countries and in as many as 26 languages. For more information about QAD, telephone +1 805 684 6614, or visit the QAD Web site at: www.qad.com. To receive any of QAD's press releases via facsimile, contact +1 800 356 0747, or outside the U.S. contact +1 213 253 5647.

        "QAD" and "MFG/PRO" are registered trademarks and "QAD eQ" is a trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.

        Note to Investors: This press release contains certain forward-looking statements made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company's software products and products that operate with the company's products; the publication of opinions by industry analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; difficulties relating to integration of a new business; the entry of new competitors and their technological advances, delays in localizing the company's products for new markets; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; and general economic factors. In addition, revenue and earnings in the enterprise resource planning (ERP), e-business and collaborative commerce software industries are subject to fluctuations. Investors should not use any one quarter's results as a benchmark for future growth. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2002.

# # #
(Tables Follow)

QAD Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2002	2001	2002	2001
Revenue:
License fees	$14,041	$14,404	$37,194	$43,241
Maintenance and other	26,844	25,719	78,534	77,826
Services	7,653	9,858	22,408	30,884

Total revenue	48,538	49,981	138,136	151,951
Cost of revenue	17,937	21,438	53,287	66,629

Gross profit	30,601	28,543	84,849	85,322
Operating expenses:
Sales and marketing	13,471	14,916	45,808	44,690
Research and development	7,994	8,026	25,207	23,763
General and administrative	4,804	5,642	15,910	17,139
Amortization of intangibles from acquisitions	263	925	840	2,915
Impairment loss	151	—	151	—
Restructuring	3,192	(314)	3,192	(314)

Total operating expenses	29,875	29,195	91,108	88,193

Operating income (loss)	726	(652)	(6,259)	(2,871)
Other expense	95	618	1,112	1,335

Income (loss) before income taxes and cumulative effect of accounting change	631	(1,270)	(7,371)	(4,206)
Income tax expense	300	1,000	900	2,100

Income (loss) before cumulative effect of accounting change	331	(2,270)	(8,271)	(6,306)
Cumulative effect of accounting change	—	—	1,051	—

Net income (loss)	$331	$(2,270)	$(9,322)	$(6,306)

Basic net income (loss) per share	$0.01	$(0.07)	$(0.27)	$(0.19)
Basic weighted shares	34,502	34,113	34,403	34,003
Diluted net income (loss) per share	$0.01	$(0.07)	$(0.27)	$(0.19)
Diluted weighted shares	34,526	34,113	34,403	34,003
Pro forma supplemental information—Reconciliation of net income (loss) to pro forma net income (loss):
Net income (loss)	$331	$(2,270)	$(9,322)	$(6,306)
Adjustments to net income (loss):
Amortization of intangibles from acquisitions	263	925	840	2,915
Impairment loss	151	—	151	—
Restructuring	3,192	(314)	3,192	(314)
Cumulative effect of accounting change	—	—	1,051	—

Pro forma net income (loss)	$3,937	$(1,659)	$(4,088)	$(3,705)

Pro forma basic net income (loss) per share	$0.11	$(0.05)	$(0.12)	$(0.11)
Pro forma basic weighted shares	34,502	34,113	34,403	34,003
Pro forma diluted net income (loss) per share	$0.11	$(0.05)	$(0.12)	$(0.11)
Pro forma diluted weighted shares	34,526	34,113	34,403	34,003

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	October 31, 2002	January 31, 2002
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$48,139	$50,782
Accounts receivable, net	38,400	59,714
Other current assets	13,771	11,535

Total current assets	100,310	122,031
Property and equipment, net	20,998	20,512
Other assets, net	13,610	15,466

Total assets	$134,918	$158,009

Liabilities & stockholders' equity
Current liabilities:
Current portion of long-term debt	$1,743	$2,157
Accounts payable and accrued expenses	34,137	38,368
Deferred revenue and other	50,573	58,854

Total current liabilities	86,453	99,379
Long-term debt	14,060	15,345
Other long-term liabilities	1,115	1,149
Stockholders' equity:
Common stock	34	34
Additional paid-in capital	115,589	114,911
Accumulated deficit	(74,917)	(65,595)
Accumulated other comprehensive loss	(7,416)	(7,214)

Total stockholders' equity	33,290	42,136

Total liabilities & stockholders' equity	$134,918	$158,009

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended October 31,
	2002	2001
Net cash provided by operating activities	$4,323	$17,303
Cash flows from investing activities:
Purchase of property and equipment	(5,995)	(3,631)
Investment in software development	(1,368)	(783)
Other, net	145	18

Net cash used in investing activities	(7,218)	(4,396)
Cash flows from financing activities:
Reduction of notes payable	(1,699)	(2,683)
Issuance of common stock for cash	678	670

Net cash used in financing activities	(1,021)	(2,013)
Effect of exchange rates on cash and equivalents	1,273	124

Net increase (decrease) in cash and equivalents	(2,643)	11,018
Cash and equivalents at beginning of period	50,782	36,500

Cash and equivalents at end of period	$48,139	$47,518

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  Exhibit 99.1
QAD Posts Profitable Fiscal Third Quarter